UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.2 0549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 8, 2008

LAND O’LAKES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota	55126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(651) 481-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act1 (7 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act1 (7 CFR 240.13e-4(c))

ITEM 4.02.	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.
     On August 8, 2008, Land O’Lakes, Inc. (the “Company”) determined that the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, contained an error. The error relates to a material error in the financial statements of the Company’s MoArk LLC (“MoArk”) subsidiary included in the Company’s Form 10-K relating to the choice of accounting treatment applied to a real estate transaction (described below) during the 2005 fiscal year. The Company’s Audit Committee and its management have discussed and consulted with KPMG LLP (“KPMG”), the Company’s and MoArk’s registered independent public accounting firm, with respect to the matters disclosed in this Item 4.02. MoArk’s management has also discussed these matters with its predecessor independent public accounting firm, Moore Stephens Frost (“MSF”), since MSF provided the auditors’ report on MoArk’s 2005 audited financial statements referenced by KPMG in KPMG’s auditors’ report on the Company’s 2005 consolidated financial statements. MSF has not issued an auditors’ report on MoArk’s restated 2005 financial statements. Accordingly, KPMG has withdrawn its auditors’ report on the Company’s 2005 consolidated financial statements since KPMG is no longer able to reference MSF’s auditors’ report on MoArk’s 2005 audited financial statements.
     As a result of these actions, the Company’s Audit Committee has concluded that the Company’s 2007 Form 10-K should not be relied on. The Audit Committee also concluded that, despite the material error contained in MoArk’s 2005 financial statements, the Company’s 2005 consolidated financial statements and its consolidated financial statements for periods thereafter will not be materially impacted, nor will there be any impact on the Company’s or MoArk’s cash flows. The Company has engaged KPMG to audit the restated MoArk financial statements upon completion of which KPMG will be in a position to issue its revised report on the consolidated financial statements of the Company.
Description of Real Estate Transaction
     In 2005, MoArk sold a parcel of real estate located in Lakeview, California (the “Lakeview Property”) to a third party in an arm’s-length transaction. Since the sale, MoArk has continued to occupy the Lakeview Property, pursuant to a Lease Agreement (the “Lease”) entered into with the purchaser. The Lease does not obligate MoArk to make any rental payments during the term thereof, but the Lease does require MoArk to perform certain services for the benefit of the purchaser/landlord. Based on the sale and leaseback nature of the Lease, and the fact that the difference between the fair value of any rental obligation that the buyer could have imposed on a different lessee and the fair value of the services to be performed by MoArk for the benefit of the purchaser were considered to be de minimis, MoArk applied the normal sale-leaseback accounting treatment to this transaction and recorded a gain of $7.0 million (before income taxes) at the time of the sale in 2005.

     As noted above, MoArk and the Company have recently reevaluated the historical treatment of this transaction and have determined that the transaction, due to the lack of an ongoing rental obligation, should not have been deemed a normal sale-leaseback.
     As a result of this determination, MoArk will be restating its financial statements for the years ended 2007, 2006 and 2005, such that the $7.0 million pre-tax gain will be removed from the 2005 period and will not be recognized until the Lease expires. In addition, for accounting purposes, the Lakeview Property, including improvements thereon, will be placed back on MoArk’s consolidated balance sheet at its historical value and depreciated over the life of the Lease. The cash received by MoArk at the time of the sale will be recorded as a long-term deposit liability on MoArk’s balance sheet until the underlying gain is recognized for accounting purposes. The reinstatement of the Lakeview Property assets on MoArk’s balance sheet will result in an estimated depreciation expense of $1.1 million in each of 2007 and 2006, and approximately $400,000 in 2005. The Company expects to record the effect of these corrections in its consolidated financial statements in its Form 10-Q for the quarter ending September 30, 2008 and does not consider the error to be material either to the quarter ended June 30, 2008 or to the expected results of the quarter that will end on September 30, 2008 or to the year ending December 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: August 14, 2008	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President and Chief Financial Officer